Exhibit 99.1
Repayment Provisions
To apply to SEC Executive Officers
(1) Termination for Cause. For the purposes of these repayment provisions, Fannie Mae may terminate Executive for Cause if Fannie Mae determines that Executive has:
     (a) materially harmed Fannie Mae by, in connection with Executive’s performance of his or her duties for Fannie Mae, engaging in gross misconduct or performing Executive’s duties in a grossly negligent manner, or
     (b) been convicted of, or pleaded nolo contendere with respect to, a felony.
Fannie Mae by written notice may terminate Executive’s employment at any time following the occurrence of an event described in (b). Executive shall not be deemed to have been terminated for Cause following the occurrence of an event described in (a) unless Fannie Mae shall have provided: (i) reasonable notice to Executive setting forth Fannie Mae’s intention to terminate for Cause, (ii) where remedial action is appropriate and feasible, a reasonable opportunity for such action, (iii) an opportunity for Executive, together with Executive’s counsel, to be heard before the Board of Directors, and (iv) Executive with a notice of termination stating that Executive was guilty of the conduct set forth in this section and specifying the particulars thereof in detail.
(2) Forfeiture Upon Termination for Cause. Upon termination of Executive’s employment with Fannie Mae for Cause, Executive shall immediately forfeit all deferred pay (deferred pay means the awards made under the deferred pay program established in 2009) and Incentive Payments that as of the date of termination of Executive’s employment (a) in the case of stock options, stock appreciation rights, restricted stock and stock units, have not yet vested, and (b) in the case of other awards, have not yet become payable (determined without giving effect to a voluntary election to defer the payment date). For purposes of the immediately preceding sentence, “Incentive Payment” shall mean: (i) severance payments and bonus payments, (ii) stock options and stock appreciation rights, (iii) restricted stock and stock units, (iv) long-term awards whether or not vested, and (v) deferred cash awards.

(3) Subsequent Determination of “Cause” for Termination of Employment. If, after the termination of Executive’s employment (other than an involuntary termination of employment by Fannie Mae for Cause) and within the “applicable determination period” as hereinafter defined, the Board of Directors determines and notifies Executive in writing that circumstances existed at the time of termination of Executive’s employment that would have justified a termination for Cause, including for this purpose the occurrence of a felony for which Executive has subsequently been convicted or to which Executive has subsequently pleaded nolo contendere, and the officer’s actions materially harmed the business or reputation of Fannie Mae, Executive shall repay or forfeit, as appropriate, any or all deferred pay and Incentive Payments to the extent the Board of Directors, acting in its discretion deems such forfeiture or repayment to be appropriate under the circumstances. The Board may require the forfeiture or repayment of deferred pay and any or all Incentive Payments (including amounts in the nature of dividends or other earnings in respect of the Incentive Payments) received by Executive such that Executive is in the same economic position (without regard to the effect of taxes) as if Executive had been terminated for Cause as of the date of Executive’s termination of employment. For purposes of this Section (3) and for purposes of Section (4), “applicable determination period” means (i) in the case of Executive’s conviction of or a plea of nolo contendere to a felony, the ninety-day period following the date on which the Board of Directors first learns of the conviction or plea, and (ii) in every other case, the twenty-four-month period commencing on the date of termination of Executive’s employment. The Board of Directors shall provide Executive with: (I) notice in writing of the Board of Director’s intent to invoke this forfeiture/repayment provision, which notice shall set forth in reasonable detail the circumstances pursuant to which the Board of Directors intends to invoke this provision, and (II) a chance to be heard before the Board of Directors, together with Executive’s counsel, prior to the time the Board of Directors makes a final decision to invoke this provision.

(4) Effect of Willful Misconduct.
     (a) The provisions of this Section (4) shall apply if (i) Fannie Mae terminates Executive’s employment under Section (1) or if the Board of Directors makes a determination within the “applicable determination period” under Section (3) that a basis for such a termination existed, and (ii) the basis for such termination or determination is an act described in Section (1)(a) consisting of willful misconduct by Executive in connection with Executive’s performance of Executive’s duties with the Corporation or a felony described in Section (1)(b) consisting of an act of willful misconduct in the performance of Executive’s duties with Fannie Mae, in either case which, in the determination of the Board of Directors (made in connection with Fannie Mae’s termination of Executive or the Board of Directors’ determination under Section (3), as the case may be), has materially harmed the business or reputation of Fannie Mae. Misconduct is not considered willful unless it is done or omitted to be done by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interest of Fannie Mae.
     (b) If Section (4)(a) applies, then in addition to any forfeiture or repayment required by the terms of Section (2) or Section (3) there shall also be forfeited or repaid, as the case may be, Other Incentive Payments to the extent the Board of Directors, acting in its discretion in connection with its termination of Executive or in connection with its determination under Section (3), as the case may be, deems such forfeiture or repayment to be appropriate under the circumstances. As used in the immediately preceding sentence, “Other Incentive Payments” means deferred pay and annual incentives or long-term awards, whether already paid or payable to Executive in the future but excluding any such amounts paid to Executive more than two (2) years prior to the date of the termination of Executive’s employment.
(5) Role of Compensation Committee. In exercising its discretion or otherwise acting under Sections (1), (3), or (4) above, the Board of Directors shall consider the recommendation of the Compensation Committee.
(6) FHFA’s Authority. Nothing in these repayment provisions limits FHFA’s authority with respect to executives covered by these provisions.

(7) Sarbanes-Oxley Act Reimbursement. [To be included only for CEO and CFO.] Executive acknowledges that certain of his or her bonus or other incentive-based or equity-based compensation may be subject to a requirement that they be reimbursed to Fannie Mae in the event that Section 304 of the Sarbanes-Oxley Act of 2002 applies to that compensation, and Executive agrees to comply with the requirements of that section.
(8) If the Executive has been granted deferred pay or Incentive Payments based on materially inaccurate financial statements (which includes but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, the Executive shall forfeit or repay any amounts granted in excess of the amounts that the Board determines would likely have been granted using accurate metrics.
(9) These provisions do not apply to the retention bonus approved by the conservator in 2008 and are effective beginning with compensation for the 2009 performance year.

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